Exhibit 99.3

STERLING FINANCIAL CORPORATION (Nasdaq: SLFI)

         Sterling Financial Corporation, headquartered in Lancaster, Pennsylvania, provides a broad range of financial services, including personal and business banking, leasing, insurance and wealth management. The markets served are among the fastest growing counties in south central Pennsylvania and northern Maryland. Sterling operates 51 banking locations and 55 ATMs through its subsidiary banks: Bank of Lancaster County, N.A., the flagship bank established in 1863; Bank of Hanover and Trust Company, acquired in 2000; First National Bank of North East; and Bank of Lebanon County.

Market Statistics: (based on September 30, 2002 financials)

Stock price: (9/30/02) $23.33	P/E LTM: 16.5	Sub. Debt: (in MM) $20.0

52 week range: (Hi — Low)	EPS 2003 E*:	Shareholder equity: (in MM)

$26.79 — $16.68	NA	$194

Book value: $11.47	P/E 2003 E*: NA	Shares outstanding: (in MM) 16.9

Dividend:(quarterly ann.) $0.68	Avg. daily volume: (3 mos.) 15,700	Market cap: (in MM) $395

Yield: 2.91%	Avg. daily volume: (10 days) 11,000	Closely held: 15.26%

*	First Call consensus

Loan Portfolio	(9/30/02)	$MM	%

	Commercial and Industrial	$251	19.5

	Commercial Real Estate	459	35.7

	Consumer	280	21.8

	Residential Mortgage	102	7.9

	Lease finances	96	7.5

	Finance receivables	96	7.5

	Total	$1,284	100%

Financial Performance: ** (Dollars in thousands except per share data and ratios)

	3Q'02	2Q'02	3Q'01	YTD 2002	YTD 2001

Net interest income **	19,232	18,678	14,877	54,638	42,826

Non-interest income **	10,869	11,229	10,467	33,022	30,118

Loan loss provision	218	582	290	1,018	1,087

Non-interest expense **	20,831	20,980	18,781	62,033	54,694

Net income **	6,567	6,002	4,886	18,114	13,620

EPS **	0.38	0.35	0.31	1.08	0.87

Non-recurring items, net of tax	(302)	157	181	(168)	1,429

Assets EOP	2,146,380	2,088,047	1,794,779	2,146,380	1,794,779

Return on realized equity**	14.80%	14.55%	13.81%	14.45%	13.00%

Return on assets**	1.25%	1.19%	1.15%	1.20%	1.03%

Net interest margin	4.31%	4.30%	3.93%	4.28%	3.86%

Efficiency Ratio **	59.20%	60.30%	63.60%	60.70%	64.30%

NPA + 90 day delinq./Assets	0.52%	0.50%	0.50%	0.52%	0.50%

**	Core earnings, excluding unusual items